SUBADVISORY AGREEMENT

Agreement made as of the 5th day of March, 2014 (the “Agreement”) by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Threadneedle International Limited, a company organized under the laws of England and Wales (“TINTL”).

WHEREAS, each of the funds listed in Schedule 1 (each, a “Fund” and collectively, the “Funds”) is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager has entered into an Investment Management Services Agreement (the “Advisory Agreement”) with the Funds pursuant to which Investment Manager provides investment advisory services to the Funds.

WHEREAS, Investment Manager and the Funds desire to retain TINTL to provide investment advisory services to the Funds, and TINTL is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	TINTL’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Funds’ Boards of Directors (the “Board”), TINTL shall manage the composition of that portion of assets of the Funds which is allocated to TINTL from time to time by Investment Manager (which portion may include any or all of the Funds’ assets), including the purchase, retention, and disposition thereof, in accordance with the Funds’ investment objectives, policies, and restrictions, and subject to the following understandings:

(i)	Investment Decisions. TINTL shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Funds allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. TINTL is prohibited from consulting with other subadvisers, if any, of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. TINTL will not be responsible for voting proxies issued by companies held in the Funds although Investment Manager may consult with TINTL from time to time regarding the voting of proxies of securities owned by the Funds. TINTL will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Funds allocated to it by Investment Manager.

(ii)	Investment Limits and Requirements. In the performance of its duties and obligations under this Agreement, TINTL shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (a) each Fund’s Prospectus and Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager and of the Board; (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, and all other applicable U.S. federal and state laws and regulations, provided that TINTL shall be entitled to request Columbia’s interpretation of how such laws and regulations impact TINTL’s performance of its obligations under this Agreement; and (d) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement to the extent communicated to TINTL.

(iii)	Portfolio Transactions.

(A)	Trading. With respect to the securities and other investments to be purchased or sold for the Funds, TINTL shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or TINTL) selected by TINTL; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund’s Prospectus and SAI, or approved by the Board; conform with U.S. federal securities laws; and be consistent with best execution in accordance with TINTL’s Execution Policy, as provided by TINTL to Investment Manager from time to time in writing. Within the framework of this policy, TINTL may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which TINTL’s other clients may be a party. To the extent permitted by law, and consistent with its obligation to seek best execution, TINTL may execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that TINTL determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services received, viewed in terms of either that particular transaction or TINTL’s overall responsibilities with respect to the Funds and other clients for which it acts as subadviser.

(B)	Aggregation of Trades. On occasions when TINTL deems the purchase or sale of a security or futures contract to be in the best interest of one or more Funds as well as other clients of TINTL,

TINTL, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased with those of its other clients and/or clients of its affiliated companies. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by TINTL in the manner TINTL considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients. Investment Manager acknowledges that in some circumstances the aggregation of trades may operate to the advantage or disadvantage of the Funds.

(iv)	Records and Reports. TINTL shall (a) maintain such books and records required under the 1940 Act as shall be agreed upon from time to time by the parties hereto in writing, (b) render to the Board such periodic and special reports as the Board or Investment Manager may reasonably request, and (c) meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing TINTL’s performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)	Transaction Reports. TINTL shall provide the applicable custodian for each Fund on each business day with information relating to all transactions concerning such Fund’s assets and shall provide Investment Manager with such information upon Investment Manager’s request.

(b)	Maintenance of Records. TINTL shall timely furnish to Investment Manager all information relating to TINTL’s services hereunder that are needed by Investment Manager to maintain the books and records of the Funds required under the 1940 Act. Such request shall specify which documents are required by Investment Manager for this purpose. TINTL shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by TINTL and Investment Manager. TINTL agrees that all records that it maintains for the Funds are the property of the Funds and TINTL will surrender promptly to the Funds any of such records upon any Fund’s request; provided, however, that TINTL may retain a copy of such records. TINTL further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c)	Non-Public Information. TINTL will protect the confidentiality of any non-public information provided to it by Investment Manager or any of the Funds and will comply with Investment Manager’s policy concerning the disclosure of portfolio holdings information.

2.	Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review TINTL’s performance of its duties under this Agreement. For the avoidance of doubt TINTL shall have no responsibility for any non-core investment advisory activities including, without limitation, pricing, fund accounting services, or the offer or sale, redemption or exchange of shares in the Funds. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds which are not allocated by it to the portfolio management of TINTL as provided in paragraph 1(a) hereof. Investment Manager will inform TINTL of any restrictions regarding markets in which transactions for the Funds may be effected.

3.	Documents Provided to TINTL. Investment Manager has delivered or will deliver to TINTL current copies and supplements thereto of each of the Prospectuses and SAIs pertaining to the Funds. Investment Manager will provide to TINTL for review drafts of all future amendments and supplements that may affect the performance of TINTL’s duties under this Agreement, and will promptly deliver to TINTL final copies of all future amendments and supplements.

4.	Compensation of TINTL. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to TINTL, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates as a percentage of each Fund’s average daily net assets set forth in the attached Schedule 1, which Schedule can be modified by written agreement of Investment Manager and TINTL from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. The rates set forth in Schedule 1 are subject to adjustment based on the performance of each Fund as provided therein. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5.	Liability of TINTL. (a) TINTL agrees to perform faithfully the services required to be rendered to the Funds under this Agreement, but nothing herein contained shall make TINTL or any of its officers, partners, or employees liable for any loss sustained by the Funds or its officers, directors, or shareholders, or any other person on account of the services which TINTL may render or fail to render under this Agreement; provided, however, that nothing herein shall protect TINTL against liability to the Funds or to any of its shareholders, to which TINTL would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect TINTL from any liabilities which it may have under the Securities Act of 1933, as amended (the “1933 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), or the 1940 Act.

(b)(i) The Fund’s Investment Limits and Requirements as described in 1(a)(ii) above (collectively, the Guidelines) shall not be breached as a result of any events or circumstances outside the reasonable control of TINTL including, but not limited to, changes in the price or value of the assets in the Fund brought about solely through movements in the market, the reduction in and/or lack of availability of assets which were envisaged to be in the Fund, an inflow to, outflow from the Fund or breaches arising during an agreed transition period following an amendment of the [guidelines] or a benchmark or caused by following an instruction of Investment Manager.

(ii) Unless specified in the Guidelines, an investment’s compliance with the Guidelines shall be determined as at the date of purchase and the Guidelines shall not be deemed breached as a result of changes in the value or status (including the credit rating) of an investment following purchase.

(iii) In the event that the Guidelines are breached or would have been breached but for the provisions of Clauses 5(b)(i) or 5(b)(ii) above, TINTL shall notify Investment Manager of the relevant circumstances as soon as reasonably practicable. TINTL shall use its reasonable endeavours to address such breach of the Guidelines as soon as reasonably practicable.

(iv) Notwithstanding any other provision in this Agreement, no warranty, assurance or undertaking is given by TINTL as to the performance, returns, increase in or retention of value or profitability of the Fund (or any part of it) or that the investment objectives shall be successfully achieved or that any investment strategy will be successful, whether in whole or in part.

6.	Delegation. TINTL may delegate any of its functions under this Agreement to an affiliate on prior written notice to Investment Manager. Upon any such delegation TINTL will remain liable for the acts and omissions of the delegate.

7.	Representations of TINTL Under U.S. Law. TINTL represents and warrants as follows:

(a)	TINTL (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable U.S. federal or state requirements, or the applicable requirements of any U.S. regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Investment Manager of the occurrence of any event that would disqualify TINTL from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	TINTL has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of TINTL shall certify to Investment Manager that TINTL has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of TINTL’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Investment Manager, TINTL shall permit Investment Manager, its employees, or its agents to examine the reports required to be made to TINTL by Rule 17j-1(c)(1) and all other records relevant to TINTL’s code of ethics.

(c)	TINTL has provided Investment Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and promptly will furnish a copy of all amendments to Investment Manager at least annually.

(d)	TINTL will promptly notify Investment Manager of any changes in the controlling shareholder(s) or in the key personnel who are either the portfolio manager(s) responsible for the Funds or senior management of TINTL (as identified by TINTL from time to time or as disclosed in TINTL’s Form ADV as filed with the SEC), or if there is otherwise an actual or expected change in control or management of TINTL.

8.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

Investment Manager (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable U.S. federal or state requirements, or the applicable requirements of any U.S. regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify TINTL of the occurrence of any event that would disqualify Investment Manager from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

9.	Regulation and Customer Status Under UK Law; COBS Rules.

(a)	Pursuant to Rule 3.14R of the New Conduct of Business Rules (the “COBS Rules”) of the Financial Conduct Authority (“FCA”), TINTL hereby classifies Investment Manager as a Professional Client (as defined in the COBS Rules) in relation to the services to be provided under this Agreement.

(b)	TINTL is authorized and regulated in the UK by the FCA, and nothing in this Agreement shall exclude or restrict any duty or liability which TINTL owes to Investment Manager arising under the Financial Services and Markets Act 2000 (“FSMA”) or any rules of the FCA, including the COBS Rules.

(c)	The statements, disclosures and other provisions required under the COBS Rules set forth in Exhibit A and the Bundled Brokerage Arrangements set forth in Appendix 2 may be updated by TINTL from time to time with written notice to Investment Manager, provided that if there is a material change to Exhibit A or Appendix 2, such changes will only be made with the consent of the parties hereto, such consent not to be unreasonably withheld.

(d)	TINTL shall not be responsible for exercising voting rights conferred on the owners of securities held by the Funds.

10.	Potential Conflicts of Interest and Disclosures

(a)	TINTL and any Associate may effect transactions in which TINTL or Associate or another client of TINTL or Associate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with TINTL’s duty to the Funds. As used in this Agreement, “Associate” shall mean a company or other person connected to TINTL, including TINTL’s ultimate holding company and any company which is at the relevant time a direct or indirect subsidiary of that ultimate holding company. Neither TINTL nor any Associate shall be liable to account to the Funds for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will TINTL’s fees, unless otherwise provided, be abated by reason of any such profit, commission or remuneration.

(b)	TINTL will seek to ensure that such transactions are effected on terms which are not materially less favourable to the Funds than if the potential conflict had not existed.

(c)	Provisions 10(a) and (b) above are qualified by and subject to TINTL’s code of ethics.

11.	In accordance with the FCA Rules, TINTL has a written conflicts of interest policy that sets out how actual or potential conflicts of interest affecting TINTL’s business may be identified and provides details of how these conflicts are managed. A summary of TINTL’s conflicts of interest policy is available upon request. TINTL will disclose, as required, any such conflicts in its ADV.

(a)	TINTL will normally act as the agent of the Funds, who will therefore be bound by its actions under the Agreement. Nevertheless, none of the services to be provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder TINTL, or any Associate, in transactions with or for the Funds, including programme trades, from acting as both market-maker and broker, principal or agent, dealing with other Associates and other customers, and generally effecting transactions as provided above, except as otherwise provided by applicable U.S. law and regulations or by policies adopted by the Funds.

12.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board as a whole or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time, either in whole or in part, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to TINTL. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager upon 60 days’ written notice to TINTL. TINTL may terminate this Agreement at any time, without payment of any penalty, on 60 days’ written notice to Investment Manager. This Agreement shall terminate automatically in the event that (i) it is assigned (as defined in the 1940 Act), (ii) the Advisory Agreement is terminated, (iii) either Investment Manager or TINTL ceases to be registered with the SEC as an investment adviser, or (iv) a competent regulatory authority orders termination.

13.	TINTL’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of TINTL’s partners, officers, or employees who may also be a director, officer, or employee of any Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict TINTL’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

14.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

TINTL:	Head of US Distribution

Threadneedle International Limited

60 St Mary Axe

London EC3A 8JQ

United Kingdom

Attn: Head of Legal

Fax: +44(0)20 7464 5050

with a copy to:

Abi Thomas

Head of Legal Department

Threadneedle International Limited

60 St Mary Axe

London EC3A 8JQ

United Kingdom

Tel: +44 (0) 207 464 5095

email: abi.thomas@threadneedle.com

Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

435 Ameriprise Financial Center

Routing H13/435

Minneapolis, MN 55474

Tel:      (612) 671-4452

Fax:      (612) 671-0618

christopher.o.petersen@ampf.com

with a copy to:

Christopher O. Petersen

Vice President and Chief Counsel

Ameriprise Financial, Inc.

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Tel:      (612) 671-4321

Fax:      (612) 671-2680

15.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Funds’ shareholders to the extent required by the 1940 Act.

16.	Assignment. No assignment (as defined in the 1940 Act) shall be made by TINTL without the prior written consent of the Funds (and, if required by law, the Funds’ shareholders) and Investment Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

17.	Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18.	Entire Agreement. This Agreement and the documents referred to herein, which are intended to be incorporated by way of reference, embody the entire agreement and understanding among the parties hereto, and supersede all prior agreements and understandings relating to the subject matter hereof.

19.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

22.	Reliance. TINTL may rely and act on any written instruction or communication that purports to have been given (and that TINTL reasonably believes to have been given) by Investment Manager. TINTL will not be liable for any loss arising from its acting on such an instruction. Investment Manager shall be responsible for providing TINTL with a list of those individuals authorized to issue instructions to TINTL.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Threadneedle International Limited

By:	/s/ Christopher O. Petersen	By:	/s/ Campbell Fleming
	Signature		Signature

Name:	Christopher O. Petersen	Name:	Campbell Fleming
	Printed		Printed

Title:	Vice President and Assistant Secretary	Title:	CEO

SUBADVISORY AGREEMENT

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